As filed with the Securities and Exchange Commission on July 15, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JAMBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2122262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, CA 94608

(510) 596-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael W. Fox

Senior Vice President, General Counsel and Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150, Emeryville, CA 94608

(510) 596-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cameron Jay Rains, Esq.

Eric H. Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303-2248

(650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	31,195,670(2)	$1.07(3)	$33,379,366.90(3)	$1,862.57

1.	This registration statement also relates to an indeterminate number of shares of the registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).
2.	Includes (i) an estimated 17,000,000 shares of common stock issuable upon conversion of the registrant’s Series B-1 Convertible Preferred Stock, (ii) an estimated 13,434,800 shares of common stock issuable upon conversion of the registrant’s Series B-2 Convertible Preferred Stock, and (iii) 760,870 shares of common stock issuable upon the exercise of a warrant held by North Point Advisors, LLC.
3.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices for the common stock of Jamba, Inc. as reported on the Nasdaq Global Market on July 13, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2009

PROSPECTUS

31,195,670 Shares

JAMBA, INC.

COMMON STOCK

This prospectus relates to the disposition from time to time of up to 31,195,670 shares of our common stock, plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, held by the selling stockholders described in the section entitled “Selling Stockholders” on page 13 of this prospectus. The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 16 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is listed on the NASDAQ Global Market under the symbol “JMBA.” On July 13, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $1.06.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 2 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2009.

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 18. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 2 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “Jamba,” “Company”, “we”, “us” and “our” refer to Jamba, Inc. and its subsidiaries.

The Company

We are a leading restaurant retailer of fruit smoothies, owning and franchising JAMBA JUICE® stores. Our stores also provide food and beverage offerings, including juices, teas, hot oatmeal, baked goods and grab-and-go food. We are the parent company to Jamba Juice Company (“Jamba Juice”), which was founded in 1990, and which has grown its concept and brand through several channels simultaneously, including company-owned stores, franchised stores and other retail channels. As of July 14, 2009, the Company had 735 locations consisting of 490 company-owned and operated stores and 245 franchise stores.

We were incorporated in 2005 under the laws of the State of Delaware and became a public company on July 6, 2005 upon completion of an initial public offering. On November 29, 2006, we consummated a merger with Jamba Juice, whereby Jamba Juice became our wholly-owned subsidiary. Our corporate headquarters are located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608. Our telephone number is (510) 596-0100. Additional information about us is available on our website at http://www.jambajuice.com. The information on our web site is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 31,195,670 shares of our common stock(1) issuable upon the conversion of 170,000 shares of our Series B-1 convertible preferred stock, the conversion of 134,348 shares of the our Series B-2 convertible preferred stock and the exercise of a warrant issued to North Point Advisors, LLC for 760,870 shares of our common stock.

Use of proceeds	Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ symbol	JMBA

(1) This offering also relates to an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 30, 2008 and in our quarterly report on Form 10-Q for the quarterly period ended April 21, 2009, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

Risks Related to Our Private Placement of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”) and Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred,” together with the Series B-1 Preferred, the “Series B Preferred”) and the Issuance of a Warrant to North Point Advisors, LLC (the “Advisor Warrant”)

The holders of our Series B Preferred are entitled to receive dividends and liquidation payments in preference to the holders of our common stock.

Dividends accrue on shares of the Series B Preferred at a rate of 8% per annum and are payable quarterly in cash at the option of the Company. The dividend rate will increase to 10% in the event our common stock is not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NYSE Amex Equities (formerly American Stock Exchange), or if we fail to declare and pay, in full and in cash, dividends on the shares of Series B Preferred for three consecutive quarters until such time as such dividends are paid in full and in cash. The Company cannot declare, pay, or set apart for payment any dividend or make any distribution on any shares of our common stock until each outstanding share of Series B Preferred receives an amount equal to the product of (i) the dividend or distribution payable on each share of common stock multiplied by (ii) the number of shares of our common stock issuable upon conversion of a share of Series B Preferred. Dividends on shares of the Series B Preferred shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor.

Upon a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series B Preferred are entitled to receive a liquidation payment prior to the payment of any amount with respect to shares of our common stock. The amount of this preferential liquidation payment per share of the Series B Preferred is the greater of (i) the sum of (A) the liquidation preference per share of the Series B Preferred (which initially is $115 per share, subject to adjustment, plus all accrued but unpaid dividends (all such unpaid dividends previously added to the liquidation preference, a “Dividend Arrearage”)), plus (B) an amount per share of the Series B Preferred equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date up to, but excluding, the date fixed for such liquidation, dissolution or winding up of the Company, whether or not declared, in cash, or (ii) the amount of all cash and other property to be distributed in respect of our common stock the holder of a share of the Series B Preferred would have been entitled to had it converted such share (without regard to any limits on conversion) immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company.

Because of the substantial liquidation preference to which the holders of shares of the Series B Preferred are entitled, the amount available to be distributed to the holders of shares of our common stock upon a liquidation of the Company could be substantially limited or reduced to zero and may make it more difficult to raise capital or recruit and retain key personnel in the future.

We are responsible for having the resale of shares of common stock underlying the Series B Preferred and the Advisor Warrant registered with the SEC within defined time periods and will incur liquidated damages if the shares are not registered with the SEC within those defined time periods.

Pursuant to the Registration Rights Agreement entered into with the investors in the Series B Preferred financing transaction (the “Series B Purchasers”) and North Point Advisors, LLC (the “Advisor”) on June 16, 2009

(the “Registration Rights Agreement”), we are obligated to: (i) file a registration statement covering the resale of the common stock underlying the Series B Preferred and issuable upon the exercise of the Advisor Warrant with the SEC by July 16, 2009 (which we have satisfied) (the “Required Filing Date”); (ii) use our reasonable best efforts to cause the registration statement to be declared effective (A) within 45 days following the Required Filing Date (the “Required Effectiveness Date”); provided that, if the SEC reviews and has written comments to the registration statement, then the Required Effectiveness Date will be 60 days from the Required Filing Date, or (B) within 5 days following the date the SEC notifies us that it will not review the registration statement or that we may request effectiveness of the registration statement and (iii) use our reasonable best efforts to keep the registration statement effective until the earlier of (x) the date on which we have delivered an opinion of counsel, reasonably acceptable to the holders of a majority of the securities covered by the registration statement (disregarding those securities held by the Advisor), that each holder of such securities may sell in the open market in a single transaction all such securities without restriction under Rule 144 under the Securities Act, or otherwise under an applicable exemption from the registration requirements of the Securities Act and all other applicable securities or blue sky laws, or (y) the date all of the securities covered by this registration statement have been sold pursuant to this registration statement or Rule 144 of the Securities Act.

If we fail to comply with these or certain other provisions under the Registration Rights Agreement, then we will be required to pay liquidated damages equal to one-twentieth of one percent (0.05%) of the aggregate purchase price paid by the Series B Purchasers for the securities held thereby that can be registered on the registration statement for each day the failure continues. The total liquidated damages under this provision are capped at 5.0% of the aggregate purchase price paid by the Series B Purchasers in the private placement. Any such payments could materially affect our ability to fund our operations.

The certificate of designation governing the Series B Preferred (the “Series B Certificate of Designation”) contains various covenants and restrictions which may limit our ability to operate our business.

Under the Series B Certificate of Designation, we are not permitted, without the affirmative vote or written consent of the holders of at least a majority of the shares of Series B-1 Preferred and the Series B-2 Preferred, voting together as a single class, directly or indirectly, to take or agree to take any of the following actions:

•	authorize, create, issue or increase the authorized or issued amount of any class or series of stock that ranks on parity with or senior to the Series B Preferred;

•

issue to our officers or directors, or any persons or entities affiliated with such officers and directors, any shares of our common stock for consideration less than the conversion price then in effect or any options, warrants or other rights to acquire shares of common stock at an exercise price per share less than the conversion price then in effect other than with respect to shares of common stock issuable upon the exercise of stock options or other securities issued under our stock plans or issued outside our stock plans as compensation;

•

(i) effect any distribution or declare, pay or set aside any dividend with respect to any equity securities ranking junior to or on parity with the Series B Preferred, (ii) set apart money for a sinking or other similar fund, for, the purchase, redemption or other retirement of any equity securities ranking junior to or on parity with the Series B Preferred, or (iii) permit any corporation or other entity directly or indirectly controlled by us to purchase or redeem any equity securities ranking junior to or on parity with the Series B Preferred;

•

amend our Certificate of Incorporation, the Series B Certificate of Designation, or our Bylaws (including by way of merger, consolidation or otherwise) so as to affect adversely any right, preference, privilege or voting power of the Series B Preferred; provided, however, that (a) any creation and issuance of shares of junior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (b) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, whether by merger, consolidation or otherwise, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers and (c) we shall not be restricted from authorizing an amendment to our Certificate of Incorporation solely for the purpose of effecting a reverse stock split (and for no other purpose) other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to the Series B Preferred; provided, however, that we are not restricted by the foregoing from authorizing or effecting a reverse stock split other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Exchange Act;

•	reclassify our outstanding securities; or

•

enter into any agreement or other arrangement that would, directly or indirectly, preclude us from complying with our redemption obligations or dividend payment obligations pursuant to the Series B Certificate of Designation.

These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.

The securities purchase agreement for the sale of shares of the Series B Preferred (the “Securities Purchase Agreement”) contains various covenants and restrictions which may limit our ability to operate our business.

Pursuant to the Securities Purchase Agreement, we are not permitted to take any of the following actions:

•

effect any public offering or distribution of any equity securities or register any equity securities (except pursuant to registration on Form S-8 or any successor thereto), in each case until 90 days after the effective date of this registration statement, except as part of this registration;

•

permit our consolidated indebtedness to exceed $10,000,000 in the aggregate, at any time from and after June 16, 2009, unless consented to in writing by the holders of a majority of the shares of Series B Preferred or the shares of common stock issued upon conversion of the shares of Series B Preferred; and

•

enter into or permit any other transaction (including the purchase, sale, lease or exchange of any asset, property or the rendering of any service), directly or indirectly, with or for the benefit of any of our affiliates and our subsidiaries’ affiliates, except for the payment of any salaries or other employee compensation to officers of any such affiliates (including reasonable compensation to any director of any such affiliates), unless consented to in writing by the holders of a majority of the shares of Series B Preferred or the shares of common stock issued upon conversion of the shares of Series B Preferred.

These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.

The holders of shares of the Series B Preferred will have substantial voting power on matters submitted to a vote of stockholders.

The holders of shares of the Series B Preferred are entitled to vote on all matters on which the holders of shares of our common stock are entitled to vote, voting together with the holders of shares of our common stock as a single class. Each share of Series B Preferred is entitled to that number of votes as is equal to the quotient determined by dividing (i) the original issue price of $115 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) by (ii) the then applicable conversion price (initially $1.15 per share). Accordingly, each share of Series B Preferred is initially entitled to 100 votes. The holders of the shares of Series B Preferred also received customary protective provisions under the Series B Certificate of Designation and additional protections under the Securities Purchase Agreement (as discussed in the risk factors above).

Based on 52,690,728 shares of common stock outstanding as of July 14, 2009, the outstanding shares of Series B Preferred represent, in the aggregate, 36.61% of the voting power of our stock. Because the investors will own a significant percentage of our voting power, they may have considerable influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of our assets.

In addition, the ownership by the investors of a substantial percentage of our total voting power and the terms of the Series B Preferred could make it more difficult and expensive for a third party to pursue a change of control of our company, even if a change of control would generally be beneficial to our stockholders.

The Series B Preferred is redeemable at the option of the holders under certain circumstances.

On or after June 16, 2016, the holders of at least a majority of the then-outstanding shares of Series B Preferred may require us to redeem all or any portion of the outstanding shares of Series B Preferred. The redemption price per share of the Series B Preferred is equal to the greater of (i) the sum of (A) the liquidation preference per share of the Series B Preferred (which initially is $115 per share, subject to adjustment, plus all Dividend Arrearages), plus (B) an amount per share of the Series B Preferred equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date up to, but excluding, the date proposed for such redemption, whether or not declared, in cash, or (ii) the amount of all cash and other property to be distributed in respect of our common stock the holder of a share of the Series B Preferred would have been entitled to had it converted such share (without regard to any limits on conversion) immediately prior to the date proposed for such redemption.

Depending on our cash resources at the time that this redemption right is exercised, we may or may not be able to fund the redemption from our available cash resources. If we were unable to fund the redemption from available cash resources we would need to find an alternative source of financing to do so. There can be no assurances that we would be able to raise such funds on favorable terms or at all if they are required.

The Series B Purchasers will have the right to designate up to five individuals to be elected to our board of directors.

The holders of shares of the Series B-1 Preferred, voting as a separate class, will be entitled to elect two members to our board of directors (the “Board”) so long as more than 50% of the number of shares of Series B-1 Preferred originally issued are outstanding. In the event the number of shares of Series B-1 Preferred outstanding is less than 50% of the number of shares originally issued but greater than 25% of the number of shares originally issued, the holders of shares of the Series B-1 Preferred, voting as a separate class, will be entitled to elect only one member to the Board. The ability to elect any members to the Board by the holders of shares of the Series B-1 Preferred will cease once the number of outstanding shares of Series B-1 Preferred is less than 25% of the number of shares of Series B-1 Preferred originally issued. Under the terms of the Securities Purchase Agreement, the Series B Purchasers of the shares of Series B-1 Preferred shall continue to have the right to nominate members for election to the Board in respect of any shares of common stock held thereby upon conversion of any shares of their Series B-1 Preferred, although such nomination rights are subject to similar reductions depending on the percentage of such shares that continue to be held by such purchasers, relative to the number of shares of common stock underlying the shares of Series B-1 Preferred that were issued and sold to such purchasers at the closing of the transactions contemplated by the Securities Purchase Agreement.

The holders of shares of the Series B-2 Preferred, voting as a separate class, will be entitled to elect one member to the Board so long as more than 25% of the number of shares of Series B-2 Preferred originally issued are outstanding. In the event that (i) at the time of our 2010 annual meeting of stockholders there are more than nine members on the Board and (ii) so long as more than 50% of the number of shares of Series B-2 Preferred originally issued are outstanding, the size of the Board will be increased by one additional Board seat and the holders of shares of the Series B-2 Preferred, voting as a separate class, will be entitled to elect one additional member to the Board to fill the seat. The ability to elect any members to the Board by the holders of shares of Series B-2 Preferred will cease once the number of outstanding shares of Series B-2 Preferred is less than 25% of the number of shares of Series B-2 Preferred originally issued. Under the terms of the Securities Purchase Agreement, the Series B Purchasers of the shares of Series B-2 Preferred shall continue to have the right to nominate members for election to the Board in respect of any shares of common stock held thereby upon conversion of any shares of their Series B-2 Preferred, although such nomination rights are subject to similar reductions depending on the percentage of such shares that continue to be held by such purchasers, relative to the number of shares of common stock underlying the shares of Series B-2 Preferred that were issued and sold to such purchasers at the closing of the transactions contemplated by the Securities Purchase Agreement.

Furthermore, if we fail to declare and pay, in full and in cash, dividends on shares of the Series B Preferred for three consecutive quarters, the size of the Board will be increased by one member and the holders of shares of the Series B Preferred, voting together as a single class, will be entitled to elect one additional member to the Board until such time as the dividends are paid in full and in cash.

Because the holders of shares of the Series B Preferred will have the right to designate these members to our Board, they have considerable influence on the composition of our Board and, therefore, the conduct of our business.

We have agreed to give the holders of shares of the Series B Preferred the right to participate in subsequent stock issuances.

We agreed that if we issue and sell any new equity securities after June 16, 2009, subject to certain exceptions, we will give the Series B Purchasers the right to purchase a portion of those new securities so as to permit each of them to maintain their proportional ownership in our stock as long as such purchaser beneficially owns at least 25% of the shares such purchaser originally purchased on June 16, 2009.

The existence of this right may make it more difficult for us to obtain financing from third parties that do not wish to have Series B Purchasers participating in their financing.

The Series B Preferred private placement could adversely affect the market price of our common stock.

Each share of Series B Preferred Stock is convertible into that number of shares of common stock equal to the quotient determined by dividing $115 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) by the then applicable conversion price. The initial conversion price of the Series B Preferred is $1.15 per share. Upon such conversion, the Company must pay the Dividend Arrearage, if any, on each share of Series B Preferred, plus an amount per share of Series B Preferred equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date up to, but excluding, the applicable date of conversion, whether or not declared. The holder of a share of Series B Preferred may elect to convert that holder’s share at any time. In addition, after June 16, 2011, we have the right to force conversion of the then outstanding shares of Series B Preferred upon certain conditions being met (as further discussed below under “Description of Transactions”).

Sales in the public market of the shares of common stock acquired upon conversion of shares of the Series B Preferred or exercise of the Advisor Warrant, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise funds in additional stock financings.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

•	the amount of cash on hand available to us;

•	our business strategy;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

•	statements about industry trends;

•	fluctuations in customer demands;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DESCRIPTION OF TRANSACTIONS

Private Placement of Series B Preferred

On May 31, 2009, we entered into the Securities Purchase Agreement with Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, MEP Co-Invest LLC (collectively, the “Mistral Purchasers”) and 1082272 Ontario Inc. Under the Securities Purchase Agreement, the Mistral Purchasers agreed to purchase in a private placement 170,000 shares of our newly created Series B-1 Preferred for an aggregate gross purchase price of $19,550,000 and 1082272 Ontario Inc. agreed to purchase in a private placement 134,348 shares of our newly created Series B-2 Preferred for an aggregate gross purchase price of $15,450,020. Effective June 4, 2009, 1082272 Ontario Inc. assigned its rights as a Series B Purchaser to CanBa Investments, LLC, whereby CanBa Investments, LLC acquired all of 1082272 Ontario Inc.’s rights, title, interest and obligations as a Series B Purchaser. The closing of the private placements occurred on June 16, 2009. On June 17, 2009, CanBa Investments, LLC distributed an aggregate of 53,739 shares of its Series B-2 Preferred to Front Street Investment Management Inc., CWCP (Jamba) Inc., Elrom South Developments, Inc., and JRP Citadel Inc., all of which were members of CanBa Investments, LLC. The Series B Preferred are currently convertible into 30,434,800 shares of our common stock at a conversion price of $1.15 per share. For services rendered to us in connection with the transactions contemplated by the Securities Purchase Agreement, we issued to the Advisor a warrant to purchase 760,870 shares of our common stock. The following summaries are qualified in their entireties by reference to the full text of the Securities Purchase Agreement (filed as Exhibit 10.1 to our 8-K filed on June 3, 2009), the Series B Certificate of Designation (filed as Exhibit 3.1 to our 8-K filed on June 17, 2009) and the Registration Rights Agreement (filed as Exhibit 4.1 to our 8-K filed on June 17, 2009).

Securities Purchase Agreement

The Securities Purchase Agreement contains the following additional material provisions:

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Board Representation. The holders of shares of the Series B-1 Preferred, voting as a separate class, will be entitled to elect two members to our Board so long as more than 50% of the number of shares of Series B-1 Preferred originally issued are outstanding. In the event the number of shares of Series B-1 Preferred Stock outstanding is less than 50% of the number of shares originally issued but greater than 25% of the number of shares originally issued, the holders of shares of the Series B-1 Preferred, voting as a separate class, will be entitled to elect only one member to the Board. The ability to elect any members to the Board by the holders of shares of the Series B-1 Preferred will cease once the number of outstanding shares of Series B-1 Preferred is less than 25% of the number of shares of Series B-1 Preferred originally issued. Under the terms of the Securities Purchase Agreement, the Series B Purchasers of the shares of Series B-1 Preferred shall continue to have the right to nominate members for election to the Board in respect of any shares of common stock held thereby upon conversion of any shares of their Series B-1 Preferred, although such nomination rights are subject to similar reductions depending on the percentage of such shares that continue to be held by such purchasers, relative to the number of shares of common stock underlying the shares of Series B-1 Preferred that were issued and sold to such purchasers at the closing of the transactions contemplated by the Securities Purchase Agreement.

The holders of shares of the Series B-2 Preferred, voting as a separate class, will be entitled to elect one member to the Board so long as more than 25% of the number of shares of Series B-2 Preferred originally issued are outstanding. In the event that (i) at the time of our 2010 annual meeting of stockholders, there are more than nine members on the Board and (ii) so long as more than 50% of the number of shares of Series B-2 Preferred originally issued are outstanding, the size of the Board will be increased by one additional Board seat and the holders of shares of the Series B-2 Preferred, voting as a separate class, will be entitled to elect one additional member to the Board to fill the seat. The right to elect any members to the Board by the holders of shares of Series B-2 Preferred will cease once the number of outstanding shares of Series B-2 Preferred is less than 25% of the number of shares of Series B-2 Preferred originally issued. Under the terms of the Securities Purchase Agreement, the Series B Purchasers of the shares of Series B-2 Preferred shall continue to have the right to nominate members for election to the Board in respect of any shares of common stock held thereby upon conversion of any shares of their Series B-2 Preferred, although such nomination rights are subject to similar reductions depending on the percentage of such shares that continue to be held by such purchasers, relative to the number of shares of common stock underlying the shares of Series B-2 Preferred that were issued and sold to such purchasers at the closing of the transactions contemplated by the Securities Purchase Agreement.

Furthermore, if we fail to declare and pay, in full and in cash, dividends on shares of the Series B Preferred for three consecutive quarters, the size of the Board will be increased by one member and the holders of shares of the Series B Preferred, voting together as a single class, will be entitled to elect one additional member to the Board until such time as the dividends are paid in full and in cash.

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Indebtedness. We agreed not to permit our consolidated indebtedness to exceed $10,000,000 in the aggregate, at any time from and after June 16, 2009, unless consented to in writing by the holders of a majority of the shares of Series B Preferred or the shares of common stock issued upon conversion of shares of the Series B Preferred.

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Public Sales. We agreed not to effect any public offering or distribution of any equity securities or register any equity securities (except pursuant to registration on Form S-8 or any successor thereto), in each case until 90 days after the effective date of this registration statement, except as part of this registration.

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Future Issuances. We agreed that if we issue and sell any new equity securities after June 16, 2009, subject to certain exceptions, we will give each Series B Purchaser the right to purchase a portion of those new securities so as to permit such Series B Purchaser to maintain its proportional ownership in our stock as long as such Series B Purchaser beneficially owns at least 25% of the shares such Series B Purchaser originally purchased on June 16, 2009.

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Monitoring Fee. We agreed to pay to Mistral Capital Management, L.L.C. (the “Mistral Manager”) a quarterly monitoring fee equal to one-quarter of the product of (x) the number of Board seats whose occupants can be selected by the Mistral Purchasers under the Series B Certificate of Designation or, when applicable, the Securities Purchase Agreement multiplied by (y) an amount equal to $150,000 less the annual cash compensation payable to the Mistral Manager for the services of the Board representatives appointed by the Mistral Purchasers; provided, however, that in no event shall the aggregate lifetime amount paid to the Mistral Manager as a monitoring fee exceed $3,060,000 in the aggregate.

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Affiliate Transactions. We agreed not to enter into or permit any other transaction (including the purchase, sale, lease or exchange of any asset, property or the rendering of any service), directly or indirectly, with or for the benefit of any of our affiliates and our subsidiaries’ affiliates, except for the payment of any salaries or other employee compensation to officers of any such affiliates (including reasonable compensation to any director of any such affiliates), unless consented to in writing by the holders of a majority of the shares of Series B Preferred or the shares of common stock issued upon conversion of shares of Series B Preferred.

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Standstill Provision. During the Standstill Period (as defined below), each Series B Purchaser agreed that it and its affiliates will not, without the prior written consent of the Board (excluding any directors elected by the holders of shares of the Series B Preferred) (i) otherwise act, alone or in concert with others, to seek, offer or propose (whether publicly or otherwise) to effect control of the management, the Board, or policies of the Company or to seek a waiver of any provision of the Securities Purchase Agreement and (ii) take any action that results in any of them having to file or amend a Schedule 13D indicating an intention, plan or proposal to do any of the foregoing. The foregoing restrictions are subject to certain exceptions for directors elected by the holders of the shares of Series B Preferred and in connection with tender or exchange offers. The “Standstill Period” means the period beginning June 16, 2009 and ending on the earlier of (a) the first calendar day following the Company’s 2011 annual stockholder meeting, (b) June 1, 2011, (c) the date on which a majority of the Board (excluding for these purposes any directors elected by the holders of shares of the Series B Preferred) is no longer comprised of the directors serving as of June 16, 2009 (the “Closing Date Directors”) or each other member of the Board for whom such other member’s nomination for election to the Board is recommended by at least a majority of the Closing Date Directors plus such other members, and (d) the date on which there exists Dividend Arrearages in respect of three quarterly dividend payments under the terms of the Series B Certificate of Designation until such time as all accrued quarterly dividend payments required thereunder have been paid in full and in cash.

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Voting for the Election of Directors. During the Standstill Period, each Series B Purchaser agreed that it will, and that it will cause each person to whom it has sold 25% or more of the shares of Series B Preferred it purchased on June 16, 2009 (a “Series B Permitted Transferee”), vote any and all of the shares of Series B Preferred and shares of common stock beneficially owned by it or them, in connection with any election or removal of directors of the Board in (i) the manner recommended by the Board with respect to the election or removal of each director, or (ii) the same proportion as the votes of all stockholders of the Company, other than the Series B Purchasers and their respective affiliates, present in person or by proxy at the meeting with respect to the election or removal of each director. Furthermore, each Series B Purchaser agreed to, and agreed to cause each Series B Permitted Transferee to, cause any and all shares of Series B Preferred acquired thereby on June 16, 2009 and shares of common stock beneficially owned by it or them and entitled to vote there at to be present in person or represented by proxy at every meeting of stockholders so that all such shares shall be counted as present for determining the presence of a quorum at a meeting.

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Right of First Refusal on Transfers by Series B Purchasers. During the period ending on June 16, 2011 or, in the event of an earlier bankruptcy or similar proceeding of the Company, either voluntary or involuntary, the date of such earlier event, the Series B Purchasers may not transfer any shares of Series B Preferred acquired by them on June 16, 2009 aggregating to 10% or more of the then outstanding shares of the Company’s common stock on an as-converted basis unless the sale thereof is first offered to the Company.

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Restriction on Transfers by Series B Purchasers. During the period ending on September 14, 2009, or, in the event of an earlier bankruptcy or similar proceeding of the Company, either voluntary or involuntary, the date of such earlier event, the Series B Purchasers may not transfer any shares of Series B Preferred acquired by them on June 16, 2009 or shares of the Company’s common stock issued upon the conversion of such shares of Series B Preferred to any third party, with certain exceptions in the case of transfers to affiliates or transfers in the context of tender or exchange offers. Furthermore, except in the event of a bankruptcy or similar proceeding of the Company, either voluntary or involuntary, the Series B Purchasers agreed not to knowingly transfer any of the shares of Series B Preferred acquired by them on June 16, 2009 to a direct or indirect competitor of the Company, as reasonably determined by a majority of the Board (excluding the vote of any directors elected by the holders of shares of the Series B Preferred).

Series B Preferred Stock

Set forth below are the material terms of the Series B Preferred:

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Seniority. The Series B-1 Preferred and the Series B-2 Preferred rank on parity with each other and together rank senior to the common stock and senior to all other existing or future classes or series of preferred stock or other equity securities. The maximum number of shares of Series B-1 Preferred we may issue is 170,000, and the maximum number of shares of Series B-2 Preferred we may issue is 134,348.

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Dividends. The holders of shares of Series B Preferred shall be entitled to receive dividends at the rate of 8% per share per annum from the date of issuance of the Series B Preferred; provided, that, such rate will be increased to 10% in the event that, and for so long as (x) our common stock is not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NYSE Amex Equities (formerly the American Stock Exchange) or (y) we fail to declare and pay, in full and in cash, dividends on shares of the Series B Preferred for three consecutive quarters until such time as such dividends are paid in full and in cash. Dividends on shares of the Series B

Preferred shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor.

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Voting. The holders of shares of the Series B Preferred are entitled to vote on all matters on which the holders of shares of common stock are entitled to vote, voting together with the holders of shares of our common stock as a single class. Each share of Series B Preferred is entitled to that number of votes as is equal to the quotient determined by dividing (i) the original issue price of $115 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) by (ii) the then applicable conversion price (initially $1.15 per share). Accordingly, each share of Series B Preferred is initially entitled to 100 votes. We are not permitted, without the affirmative vote or written consent of the holders of at least a majority of the shares of Series B Preferred, directly or indirectly, to take any of the following actions or agree to take any of the following actions:

1.	authorize, create, issue or increase the authorized or issued amount of any class or series of stock that ranks on parity with or senior to the Series B Preferred;

2.	issue to our officers or directors, or any persons or entities affiliated with such officers and directors, any shares of our common stock for consideration less than the conversion price then in effect or any options, warrants or other rights to acquire shares of common stock at an exercise price per share less than the conversion price then in effect other than with respect to shares of common stock issuable upon the exercise of stock options or other securities issued under our stock plans or issued outside our stock plans as compensation;

3.	(i) effect any distribution or declare, pay or set aside any dividend with respect to any equity securities ranking junior to or on parity with the Series B Preferred, (ii) set apart money for a sinking or other similar fund, for, the purchase, redemption or other retirement of any equity securities ranking junior to or on parity with the Series B Preferred, or (iii) permit any corporation or other entity directly or indirectly controlled by us to purchase or redeem any equity securities ranking junior to or on parity with the Series B Preferred;

4.	amend our Certificate of Incorporation, the Series B Certificate of Designation, or our Bylaws (including by way of merger, consolidation or otherwise) so as to affect adversely any right, preference, privilege or voting power of the Series B Preferred; provided, however, that (a) any creation and issuance of shares of junior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (b) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, whether by merger, consolidation or otherwise, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers and (c) we shall not be restricted from authorizing an amendment to our Certificate of Incorporation solely for the purpose of effecting a reverse stock split (and for no other purpose) other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Exchange Act;

5.	authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to the Series B Preferred; provided, however, that we are not restricted by the foregoing from authorizing or effecting a reverse stock split other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Exchange Act;

6.	reclassify our outstanding securities; or

7.	enter into any agreement or other arrangement that would, directly or indirectly, preclude us from complying with our redemption obligations or dividend payment obligations pursuant to the Series B Certificate of Designation.

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Liquidation Preference. Upon a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series B Preferred are entitled to receive a liquidation payment prior to the payment of any amount with respect to shares of our common stock. The amount of this preferential liquidation payment per share of the Series B Preferred is the greater of (i) the sum of (A) the liquidation preference per share of the Series B Preferred (which initially is $115 per share, subject to adjustment, plus any Dividend Arrearage), plus (B) an amount per share of the Series B Preferred equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date up to, but excluding, the date fixed for such liquidation, dissolution or winding up of the Company, whether or not declared, in cash, or (ii) the amount of all cash and other property to be distributed in respect of our common stock the holder of a share of the Series B Preferred would have been entitled to had it converted such share (without regard to any limits on conversion) immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company. Dividends on shares of the Series B Preferred shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. After payment of the liquidation preference described above, holders of shares of the Series B Preferred are not entitled to any further participation in any distribution of our assets.

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Voluntary Conversion. Each share of Series B Preferred Stock is convertible into that number of shares of common stock equal to the quotient determined by dividing $115 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) by the then applicable conversion price. The initial conversion price of the Series B Preferred is $1.15 per share. The holder of a share of Series B Preferred may elect to convert that holder’s share at any time. Upon a voluntary conversion by a holder of shares of the Series B Preferred into shares of common stock, we must pay such holder the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the immediately preceding dividend payment date to, but excluding, the effective date of voluntary conversion, whether or not declared.

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Company’s Right to Convert. In addition, after June 16, 2011, we have the right to force conversion of the then outstanding shares of Series B Preferred (into the same number of shares of common stock as determined in connection with a voluntary conversion) if the trading volume of our common stock averages 150,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per trading day (as reported by Bloomberg or such other reporting agency as may be reasonably designated by us and approved by the holders of a majority of the shares of Series B Preferred then outstanding) over the immediately preceding 30 trading days and the daily volume weighted average price per share of our common stock over any 20 of the immediately preceding 30 trading days exceeds the product of (1) 2.5 and (2) the then applicable conversion price. Upon a company conversion of shares of the Series B Preferred into shares of common stock, we must pay the applicable holder the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the immediately preceding dividend payment date to, but excluding, the effective date of conversion by us, whether or not declared, with respect to the shares of Series B Preferred that we have elected to convert.

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Redemption. On or after June 16, 2016, the holders of at least a majority of the then-outstanding shares of Series B Preferred may require us to redeem all or any portion of the outstanding shares of Series B Preferred. The redemption price per share of the Series B Preferred is equal to the greater of (i) the sum of (A) the liquidation preference per share of the Series B Preferred (which initially is $115 per share, subject to adjustment, plus all Dividend Arrearages), plus (B) an amount per share of the Series B Preferred equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date up to, but excluding, the date proposed for such redemption, whether or not declared, in cash, or (ii) the amount of all cash and other property to be distributed in respect of our common stock the holder of a share of the Series B Preferred would have been entitled to had it converted such share (without regard to any limits on conversion) immediately prior to the date proposed for redemption.

Registration Rights Agreement

In connection with the private placement of the shares of Series B Preferred, we entered into the Registration Rights Agreement with the Series B Purchasers and the Advisor on June 16, 2009 pursuant to which we agreed to file a registration statement with the SEC covering the resale of shares of common stock underlying the Series B Preferred and issuable upon exercise of the Advisor Warrant. We were required to file this registration statement by July 16, 2009 (which we have satisfied) (the “Required Filing Date”). We agreed to (i) use our reasonable best efforts to cause the registration statement to be declared effective (A) within 45 days following the Required Filing Date (the “Required Effectiveness Date”); provided that, if the SEC reviews and has written comments to the registration statement, then the Required Effectiveness Date will be 60 days from the Required Filing Date, or (B) within 5 days following the date the SEC notifies us that it will not review the registration statement or that we may request effectiveness of the registration statement, and (ii) use our reasonable best efforts to keep the registration statement effective until the earlier of (x) the date on which we have delivered an opinion of counsel, reasonably acceptable to the holders of a majority of the securities covered by the registration statement (disregarding those securities held by the Advisor), that each holder of such securities may sell in the open market in a single transaction all such securities without restriction under Rule 144 under the Securities Act, or otherwise under an applicable exemption from the registration requirements of the Securities Act and all other applicable securities or blue sky laws, or (y) the date all of the securities covered by this registration statement have been sold pursuant to this registration statement or Rule 144 of the Securities Act. If we fail to comply with these or certain other provisions under the Registration Rights Agreement, then we will be required to pay liquidated damages equal to one-twentieth of one percent (0.05%) of the aggregate purchase price paid by the Series B Purchasers for the securities held thereby that can be registered on the registration statement for each day the failure continues. The total liquidated damages under this provision are capped at 5.0% of the aggregate purchase price paid by the Series B Purchasers for the securities held thereby that can be registered on the registration statement for each day the failure continues.

In addition, we agreed that after June 16, 2010, in the event a majority of the holders of the registrable securities under the Registration Rights Agreement requested an underwritten offering, that certain holders of registrable securities under the Registration Rights Agreement could distribute their registrable securities by means of an underwritten offering as long as the gross proceeds of such offering were at least $10 million.

We have also agreed to provide certain holders of registrable securities under the Registration Rights Agreement with unlimited “piggy-back” rights with respect to offerings by us, subject to customary carve-backs in an underwritten offering.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to 31,195,670 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act) by the selling stockholders, comprising:

•	up to 17,000,000 shares of common stock issuable upon conversion of shares of the Series B-1 Preferred;

•	up to 13,434,800 shares of common stock issuable upon conversion of shares of the Series B-2 Preferred; and

•	up to 760,870 shares of common stock issuable upon exercise of the Advisor Warrant (the “Warrant Shares”).

The following table, based upon information currently known by us, sets forth as of July 14, 2009: (i) the number of shares held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by each selling stockholder. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after July 14, 2009, in accordance with Rule 13d-3(d)(1) under the

Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

Except as described above under “Risk Factors” and “Description of Transactions — Private Placement of Series B Preferred,” and with respect to the services provided to us by the Advisor, none of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Offered Pursuant to this Prospectus(2)	Common Stock Owned Upon Completion of this Offering(3)	Percentage of Common Stock Owned Upon Completion of this Offering(4)
Mistral Equity Partners, LP(5)	11,852,400	11,852,400	0	0
Mistral Equity Partners QP, LP(6)	4,270,200	4,270,200	0	0
MEP Co-Invest, LLC(7)	877,400	877,400	0	0
CanBa Investments, LLC(8)	8,060,900	8,060,900	0	0
Front Street Investment Management Inc.(9)	2,330,300	2,330,300	0	0
CWCP (Jamba) Inc.(10)	652,200	652,200	0	0
Elrom South Developments, Inc.(11)	652,200	652,200	0	0
JRP Citadel Inc.(12)	1,739,200	1,739,200	0	0
North Point Advisors, LLC(13)	760,870	760,870	0	0

(1)	Includes, to the extent applicable, (i) the Series B Preferred, (ii) the Warrant Shares, (iii) shares issuable upon exercise or conversion of any other securities that are exercisable or convertible within 60 days of July 14, 2009 and (iv) any outstanding shares of common stock held.

(2)	Each entry in this column represents (i) for the holders of the Series B-1 Preferred or Series B-2 Preferred, the sum of such selling stockholder’s Common Stock issuable upon conversion of their Series B-1 Preferred or Series B-2 Preferred and (ii) for the Advisor, the Warrant Shares.

(3)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)	Percentage ownership is based on 52,690,728 shares of common stock outstanding as of July 14, 2009, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(5)

Represents 118,524 shares of Series B-1 Preferred as converted into 11,852,400 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-1 Preferred. The sole general partner of Mistral Equity Partners, LP is Mistral Equity GP, LLC (the “Mistral GP”). Voting

and investment power over securities held by Mistral Equity Partners, LP is held by the Mistral GP, which in turn, may be deemed to beneficially own the 118,524 shares of Series B-1 Preferred held by Mistral Equity Partners, LP. Andrew R. Heyer is the chief executive officer, sole managing member and a managing director of the Mistral GP. Mr. Heyer may be deemed to beneficially own 118,524 shares of Series B-1 Preferred held by Mistral Equity Partners, LP, 42,702 shares of Series B-1 Preferred held by Mistral Equity Partners QP, LP and 8,774 shares of Series B-1 Preferred held by MEP Co-Invest, LLC. Mr. Heyer was elected by the holders of shares of the Series B-1 Preferred to serve on our Board on June 16, 2009. The address of Mistral Equity Partners, LP is 650 Fifth Avenue, 31st Floor, New York, NY, 10019.

(6)	Represents 42,702 shares of Series B-1 Preferred as converted into 4,270,200 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-1 Preferred. The sole general partner of Mistral Equity Partners QP, LP is the Mistral GP. Voting and investment power over securities held by Mistral Equity Partners QP, LP is held by the Mistral GP, which in turn, may be deemed to beneficially own the 42,702 shares of Series B-1 Preferred held by Mistral Equity Partners QP, LP. Andrew R. Heyer is the chief executive officer, sole managing member and a managing director of the Mistral GP. Mr. Heyer may be deemed to beneficially own 42,702 shares of Series B-1 Preferred held by Mistral Equity Partners QP, LP, 118,524 shares of Series B-1 Preferred held by Mistral Equity Partners, LP and 8,774 shares of Series B-1 Preferred held by MEP Co-Invest, LLC. Mr. Heyer was elected by the holders of shares of the Series B-1 Preferred to serve on our Board on June 16, 2009. The address of Mistral Equity Partners QP, LP is 650 Fifth Avenue, 31st Floor, New York, NY, 10019.

(7)	Represents 8,774 shares of Series B-1 Preferred as converted into 877,400 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-1 Preferred. The sole managing member of MEP Co-Invest, LLC is Andrew R. Heyer. Voting and investment power over securities held by MEP Co-Invest, LLC is held by Mr. Heyer. Mr. Heyer may be deemed to beneficially own 8,774 shares of Series B-1 Preferred held by MEP Co-Invest, LLC, 118,524 shares of Series B-1 Preferred held by Mistral Equity Partners, LP and 42,702 shares of Series B-1 Preferred held by Mistral Equity Partners QP, LP. Mr. Heyer was elected by the holders of shares of the Series B-1 Preferred to serve on our Board on June 16, 2009. The address of MEP Co-Invest, LLC is 650 Fifth Avenue, 31st Floor, New York, NY, 10019.

(8)	Represents 80,609 shares of Series B-2 Preferred as converted into 8,060,900 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-2 Preferred. The directors of CanBa Investments, LLC are Samuel Serruya and Jacques Serruya. Voting and investment power over securities held by CanBa Investments, LLC is held by a majority of its board. Each of its directors disclaims beneficial ownership of the securities held by CanBa Investments, LLC. The address for CanBa Investments, LLC is 210 Shields Court, Markham, Ontario, Canada L3R 8V2.

(9)	Represents 23,303 shares of Series B-2 Preferred as converted into 2,330,300 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-2 Preferred. Front Street Investment Management Inc. is an investment company and portfolio manager registered in the Province of Ontario, Canada. The directors of Front Street Investment Management Inc. are Gary P. Selke, Frank L. Mersch and Normand G. Lamarche (who together own 90.75% of the firm). The address for Front Street Investment Management Inc. is 33 Yonge St., Suite 600, Toronto, Ontario, Canada M5E 1G4.

(10)	Represents 6,522 shares of Series B-2 Preferred as converted into 652,200 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-2 Preferred. The sole director of CWCP (Jamba) Inc. is Sander Shalinsky. Voting and investment power over securities held by CWCP (Jamba) Inc. is held by its board. The address for CWCP (Jamba) Inc. is 488 Huron Street, Toronto, Ontario, Canada M5R 2R3.

(11)	Represents 6,522 shares of Series B-2 Preferred as converted into 652,200 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-2 Preferred. The directors of Elrom South Developments, Inc. are Alexander Gerald Muzzo and Marc A. Muzzo. Voting and investment power over securities held by Elrom South Developments, Inc. is held by its board. The address for Elrom South Developments, Inc. is 50 Confederation Parkway, Concord, Ontario, Canada L4K 4T8.

(12)	Represents 17,392 shares of Series B-2 Preferred as converted into 1,739,200 shares of common stock at an initial conversion rate of 100 shares of common stock for each share for Series B-2 Preferred. The chairman and sole director of JRP Citadel Inc. is Joe Pulla. Voting and investment power of securities held by JRP Citadel is held by either Joe Pulla or Moody Talaat, who is the President of JRP Citadel Inc. Joe Pulla can be deemed to beneficially own 10,435 of the 17,392 shares of the Series B-2 Preferred held by JRP Citadel Inc. The address for JRP Citadel Inc. is 555 Steeprock Drive, Toronto, Ontario, Canada M3J 2Z6.

(13)	Represents the Warrant Shares issuable upon exercise of the Advisor Warrant. The managing member of North Point Advisors, LLC is David M. Jacquin. Voting and investment power over securities held by North Point Advisors, LLC is held by David M. Jacquin. Mr. Jacquin disclaims beneficial ownership of the securities held by North Point Advisors, LLC. The address of North Point Advisors, LLC is 580 California Street, Suite 2000, San Francisco, CA, 94104.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling such shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell such shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders (as well as persons, including broker-dealers or agents deemed to be “underwriters” within the meaning of the Securities Act) against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with any underwriters or broker-dealers for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Jamba, Inc. as of and for the year ended December 30, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Jamba, Inc. and subsidiary as of January 1, 2008 and for the fiscal years ended January 1, 2008 and January 9, 2007, incorporated in this prospectus by reference from Jamba, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Jamba Juice Company and subsidiary as of November 28, 2006, and for the period from June 28, 2006 to November 28, 2006, and for the fiscal year ended June 27, 2006, incorporated in this prospectus by reference from Jamba, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

•	Our Annual Report on Form 10-K for the year ended December 30, 2008 filed with the SEC on March 16, 2009.

•	Our Quarterly Report on Form 10-Q for the period ended April 21, 2009 filed with the SEC on May 28, 2009.

•	Our Current Report on Form 8-K filed with the SEC on March 16, 2009.

•	Our Current Report on Form 8-K/A filed with the SEC on March 17, 2009.

•	Our Current Report on Form 8-K filed with the SEC on May 1, 2009.

•	Our Current Report on Form 8-K filed with the SEC on May 13, 2009.

•	Our Current Report on Form 8-K filed with the SEC on May 28, 2009.

•	Our Current Report on Form 8-K filed with the SEC on June 3, 2009.

•	Our Current Report on Form 8-K filed with the SEC on June 17, 2009.

•

The description of the Company’s common stock contained in our registration statement on Form 8-A (File No. 001-32552), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Telephone: (510) 596-0100

JAMBA, INC.

UP TO 31,195,670 SHARES OF COMMON STOCK

PROSPECTUS

July     , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the fees and expenses incurred or expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates, except the SEC registration fee. Estimated expenses only include information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Item	Amount
Securities and Exchange Commission registration fee	$1,862.57
Legal fees and expenses	$25,000.00	*
Accounting fees and expenses	$24,000.00	*
Printing fees and expenses	$5,000.00	*
Miscellaneous fees and expenses	$1,600.00	*
Total	$57,462.57	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well. but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of our Amended and Restated Certificate of Incorporation, as amended to date, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Company’s Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries.

Item 16.	Exhibits.

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 15th day of July, 2009.

/S/ JAMES D. WHITE
James D. White
Chief Executive Officer and President

POWER OF ATTORNEY

We the undersigned officers and directors of Jamba, Inc., hereby severally constitute and appoint James D. White and Karen L. Luey, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ JAMES D. WHITE James D. White	Chief Executive Officer, President and Director (Principal Executive Officer)	July 15, 2009

/S/ KAREN L. LUEY Karen L. Luey	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 15, 2009

/S/ STEVEN R. BERRARD Steven R. Berrard	Chairman of the Board and Director	July 15, 2009

/S/ THOMAS C. BYRNE Thomas C. Byrne	Director	July 15, 2009

/S/ RICHARD L. FEDERICO Richard L. Federico	Director	July 15, 2009

/S/ ROBERT C. KAGLE Robert C. Kagle	Director	July 15, 2009

/S/ LESLEY HOWE Lesley Howe	Director	July 15, 2009

/S/ BRIAN SWETTE Brian Swette	Director	July 15, 2009

Name	Title	Date

/S/ RAMÓN MARTIN-BUSUTIL Ramón Martin-Busutil	Director	July 15, 2009

/S/ ANDREW R. HEYER Andrew R. Heyer	Director	July 15, 2009

/S/ BETH L. BRONNER Beth L. Bronner	Director	July 15, 2009

/S/ MICHAEL SERRUYA Michael Serruya	Director	July 15, 2009

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-32552	3.1	December 5, 2006

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company.	8-K	001-32552	3.2	December 5, 2006

3.3	Amended and Restated Bylaws of the Company.	8-K	001-32552	3.3	March 21, 2007

3.4	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock.	8-K	001-32552	3.1	October 9, 2008

3.5	Certificate of Designation of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock.	8-K	001-32552	3.1	June 17, 2009

4.1	Rights Agreement, effective as of October 8, 2008, between Jamba, Inc. and Continental Stock Transfer & Trust Company as Rights Agent.	8-K	001-32552	4.1	October 9, 2008

4.2	Amendment No. 1 to the Rights Agreement dated June 16, 2009 between Jamba, Inc. and Continental Stock Transfer & Trust Company as Rights Agent.	8-K	001-32552	4.3	June 17, 2009

4.3	Securities Purchase Agreement dated May 31, 2009 between Jamba, Inc. and the purchasers identified therein.	8-K	001-32552	10.1	June 3, 2009

4.4	Registration Rights Agreement dated June 16, 2009 between Jamba, Inc., the Investors and North Point Advisors, LLC.	8-K	001-32552	4.1	June 17, 2009

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - KPMG LLP.					X

23.2	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.					X

23.3	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.					X

23.4	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-3).					X

24.1	Power of Attorney (included on signature page).					X